                      RESTATED CONSOLIDATED FINANCIAL STATEMENTS

                                 of W. R. Grace & Co.

    For the Three- and Six-Month Interim Periods Ended June 30, 1995 and 1994



As used in the following financial statements, the term "Company" refers to W.
R. Grace & Co., and the term "Grace" refers to the Company and/or one or more of its subsidiaries.

                         PART I.  FINANCIAL INFORMATION

Item 1. FINANCIAL STATEMENTS


W. R. Grace & Co. and Subsidiaries                                Three Months Ended           Six Months Ended
Consolidated Statement of Operations (Unaudited) (1)                   June 30,                    June 30,
-------------------------------------------------------        -------------------------    ------------------------
Dollars in millions, except per share                              1995          1994         1995          1994
-------------------------------------------------------           ------        ------       ------        ------
Sales and revenues . . . . . . . . . . . . . . . . . . . .        $932.3     $   782.9      $1,785.7      $1,458.3
Other income . . . . . . . . . . . . . . . . . . . . . . .           4.5           3.1           8.8          34.2
                                                                  ------     ---------      --------      --------
     Total . . . . . . . . . . . . . . . . . . . . . . . .         936.8         786.0       1,794.5       1,492.5
                                                                  ------     ---------      --------      --------
Cost of goods sold and operating expenses  . . . . . . . .         550.7         464.5       1,051.6         902.3
Selling, general and administrative expenses . . . . . . .         219.7         180.5         450.5         358.9
Depreciation and amortization  . . . . . . . . . . . . . .          40.2          38.4          78.4          75.6
Interest expense and related financing costs . . . . . . .          18.7          11.3          34.5          21.9
Research and development expenses  . . . . . . . . . . . .          31.1          27.0          61.6          54.1
Corporate expenses previously allocated to the
    health care segment  . . . . . . . . . . . . . . . . .          11.6           9.3          21.7          18.4
Provision relating to asbestos-related
    insurance coverage . . . . . . . . . . . . . . . . . .             -         316.0             -         316.0
                                                                  ------     ---------      --------      --------
     Total . . . . . . . . . . . . . . . . . . . . . . . .         872.0       1,047.0       1,698.3       1,747.2
                                                                  ------     ---------      --------      --------

Income/(loss) from continuing operations before
    income taxes . . . . . . . . . . . . . . . . . . . . .          64.8        (261.0)         96.2        (254.7)
Provision for/(benefit from) income taxes. . . . . . . . .          19.8         (96.9)         28.3        (105.4)
                                                                  ------     ---------      --------      --------

Income/(loss) from continuing operations . . . . . . . . .          45.0        (164.1)         67.9        (149.3)
Income from discontinued operations. . . . . . . . . . . .          33.7          29.8          58.3          53.2
                                                                  ------     ---------      --------      --------

Net income/(loss). . . . . . . . . . . . . . . . . . . . .       $  78.7     $  (134.3)     $  126.2      $  (96.1)
                                                                  ------     ---------      --------      --------
                                                                  ------     ---------      --------      --------
---------------------------------------------------------------------------------------------------------------------
Earnings/(loss) per share:
  Continuing operations  . . . . . . . . . . . . . . . . .       $   .47      $  (1.75)     $    .71      $  (1.59)
  Net income/(loss). . . . . . . . . . . . . . . . . . . .       $   .83      $  (1.43)     $   1.33      $  (1.03)

Fully diluted earnings per share:
  Continuing operations . . . . . . . . . . . . . . . . . .      $   .46      $      - (2)  $    .70      $      - (2)
  Net income/(loss) . . . . . . . . . . . . . . . . . . . .      $   .80      $      - (2)  $   1.30      $      - (2)

Dividends declared per common share . . . . . . . . . . . .      $   .35      $    .35      $    .70      $    .70

---------------------------------------------------------------------------------------------------------------------


(1) This Consolidated Statement of Operations has been restated to (a) reflect the classification of corporate overhead and certain corporate research expenses that were previously allocated to the health care segment to continuing operations and (b) reflect tax expense with respect to discontinued operations as if the health care segment were a stand-alone taxpayer.

(2)  Not presented as the effect is anti-dilutive.


                 The Notes to Consolidated Financial Statements
                     are an integral part of this statement.


W. R. Grace & Co. and Subsidiaries                                                               Six Months Ended
Consolidated Statement of Cash Flows (Unaudited) (1)                                                June 30,
--------------------------------------------------------------------------                ----------------------------
Dollars in millions                                                                              1995        1994
--------------------------------------------------------------------------                     --------    --------
OPERATING ACTIVITIES
  Income/(loss) from continuing operations before income taxes . . . . . . . . . . . . .       $  96.2     $(254.7)
  Reconciliation to cash (used for)/provided by operating activities:
     Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . . . . . .          78.4        75.6
     Provision relating to asbestos-related insurance coverage . . . . . . . . . . . . .           -         316.0
     Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign exchange:
       Increase in notes and accounts receivable, net. . . . . . . . . . . . . . . . . .         (60.0)     (109.2)
       Increase in inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (82.3)      (19.1)
       Proceeds from asbestos-related insurance settlements. . . . . . . . . . . . . . .         156.4       121.6
       Payments made for asbestos-related litigation settlements,
          judgments and defense costs. . . . . . . . . . . . . . . . . . . . . . . . . .         (60.2)     (111.9)
       Decrease in accounts payable. . . . . . . . . . . . . . . . . . . . . . . . . . .         (51.4)     (126.5)
       Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (37.2)       27.4
                                                                                               -------     -------
  Net pretax cash provided by/(used for) operating activities
     of continuing operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39.9       (80.8)
  Net pretax cash provided by operating activities of discontinued operations. . . . . .          27.8       156.8
                                                                                               -------     -------
  Net pretax cash provided by operating activities . . . . . . . . . . . . . . . . . . .          67.7        76.0
  Income taxes paid. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (91.0)      (47.1)
                                                                                               -------     -------
Net cash (used for)/provided by operating activities . . . . . . . . . . . . . . . . . .         (23.3)       28.9
                                                                                               -------     -------

INVESTING ACTIVITIES
  Capital expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (232.6)     (171.3)
  Businesses acquired in purchase transactions, net of
     cash acquired and assumed debt. . . . . . . . . . . . . . . . . . . . . . . . . . .         (31.1)     (170.6)
  Increase in net investments in discontinued operations . . . . . . . . . . . . . . . .         (46.3)      (14.2)
  Net proceeds from divestments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .           7.1       118.8
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2.5        14.1
                                                                                               -------     -------
  Net cash used for investing activities . . . . . . . . . . . . . . . . . . . . . . . .        (300.4)     (223.2)
                                                                                               -------     -------

FINANCING ACTIVITIES
  Dividends paid . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (66.3)      (65.9)
  Repayments of borrowings having original maturities in excess of three months. . . . .         (51.2)      (70.2)
  Increase in borrowings having original maturities in excess of three months. . . . . .          85.3       101.7
  Net increase in borrowings having original maturities of less than three months. . . .         251.0       256.3
  Stock options exercised. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          84.3        15.6
  Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (9.8)       (0.1)
                                                                                               -------     -------
  Net cash provided by financing activities. . . . . . . . . . . . . . . . . . . . . . .         293.3       237.4
                                                                                               -------     -------
Effect of exchange rate changes on cash and cash equivalents . . . . . . . . . . . . . .           3.5           -
                                                                                               -------     -------
(Decrease)/increase in cash and cash equivalents . . . . . . . . . . . . . . . . . . . .      $  (26.9)   $   43.1
                                                                                               -------     -------
                                                                                               -------     -------

(1) This Consolidated Statement of Cash Flows has been restated to (a) reflect the classification of corporate overhead and certain corporate research expenses that were previously allocated to the health care segment to continuing operations and (b) reflect tax expense with respect to discontinued operations as if the health care segment were a stand-alone taxpayer.

                 The Notes to Consolidated Financial Statements
                     are integral parts of these statements.

W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheet (Unaudited)
--------------------------------------------------------

                                                             June 30,        December 31,
Dollars in millions, except par value                         1995              1994
-------------------------------------------------------     ----------       -----------
              ASSETS
CURRENT ASSETS
   Cash and cash equivalents . . . . . . . . . . . . . . . . $   51.4      $    78.3
   Notes and accounts receivable, net  . . . . . . . . . . .    603.4          975.7
   Inventories . . . . . . . . . . . . . . . . . . . . . . .    521.6          514.2
   Net assets of discontinued operations - other . . . . . .    340.0          335.6
   Deferred income taxes . . . . . . . . . . . . . . . . . .    200.8          295.4
   Other current assets. . . . . . . . . . . . . . . . . . .     28.4           29.7
                                                             --------      ---------
      Total Current Assets . . . . . . . . . . . . . . . . .  1,745.6        2,228.9

Properties and equipment, net of accumulated
  depreciation and amortization of $1,418.2
  and $1,498.2, respectively . . . . . . . . . . . . . . . .  1,554.5        1,730.1
Goodwill, less accumulated amortization of $20.2
   and $71.8, respectively . . . . . . . . . . . . . . . . .    118.4          672.5
Net assets of discontinued operations - health care  . . . .  1,400.5              -
Asbestos-related insurance receivable. . . . . . . . . . . .    472.1          512.6
Other assets . . . . . . . . . . . . . . . . . . . . . . . .    789.2        1,086.5
                                                             --------      ---------
      TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . $6,080.3       $6,230.6
                                                             --------      ---------
                                                             --------      ---------

        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Short-term debt . . . . . . . . . . . . . . . . . . . . . $  446.8     $    430.9
   Accounts payable. . . . . . . . . . . . . . . . . . . . .    285.5          433.7
   Income taxes. . . . . . . . . . . . . . . . . . . . . . .    174.9          197.0
   Other current liabilities . . . . . . . . . . . . . . . .    575.0          872.9
   Minority interest . . . . . . . . . . . . . . . . . . . .    297.0          297.0
                                                             --------      ---------
      Total Current Liabilities. . . . . . . . . . . . . . .  1,779.2        2,231.5

Long-term debt . . . . . . . . . . . . . . . . . . . . . . .  1,280.9        1,098.8
Other liabilities. . . . . . . . . . . . . . . . . . . . . .    676.9          690.9
Deferred income taxes. . . . . . . . . . . . . . . . . . . .    103.7           92.5
Noncurrent liability for asbestos-related litigation . . . .    569.4          612.4
                                                             --------      ---------
         Total Liabilities . . . . . . . . . . . . . . . . .  4,410.1        4,726.1
                                                             --------      ---------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
   Preferred stocks, $100 par value. . . . . . . . . . . . .      7.4            7.4
   Common stock, $1 par value. . . . . . . . . . . . . . . .     96.0           94.1
   Paid in capital . . . . . . . . . . . . . . . . . . . . .    382.4          308.8
   Retained earnings . . . . . . . . . . . . . . . . . . . .  1,207.4        1,147.5
   Cumulative translation adjustments. . . . . . . . . . . .    (20.2)         (53.3)
   Treasury stock, 62,453 common shares, at cost . . . . . .     (2.8)             -
                                                             --------      ---------
      Total Shareholders' Equity . . . . . . . . . . . . . .  1,670.2        1,504.5
                                                             --------      ---------
         TOTAL . . . . . . . . . . . . . . . . . . . . . . . $6,080.3       $6,230.6
                                                             --------      ---------
                                                             --------      ---------


                 The Notes to Consolidated Financial Statements
                     are integral parts of these statements.

                       W. R. Grace & Co. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)

(a) The financial statements in this Report at June 30, 1995 and 1994 and for the three- and six-month interim periods then ended are unaudited and should be read in conjunction with the consolidated financial statements in the Company's 1994 Annual Report on Form 10-K. Such interim financial statements reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented; all such adjustments are of a normal recurring nature. Certain amounts in the prior periods' consolidated financial statements have been reclassified to conform to the current basis of presentation. The results of operations for the three- and six-month interim periods ended June 30, 1995 are not necessarily indicative of the results of operations for the fiscal year ending December 31, 1995.

     In June 1995, the Company announced that its Board of Directors had approved a plan to spin off National Medical Care, Inc. (NMC), Grace's wholly owned health care subsidiary, by means of a dividend to holders of the Company's common stock that would be declared upon the satisfaction of various conditions. As a result of the Board's approval of the plan to spin off NMC, Grace has classified its health care segment as a discontinued operation. The consolidated statement of operations reflects discontinued operations separately from continuing operations for all periods presented. The statement of cash flows reflects certain pretax operating activities of discontinued operations separately from continuing operations for all periods presented, and the investing and financing activities of discontinued operations are reflected separately from continuing operations beginning with the period in which each business was classified as a discontinued operation. The consolidated balance sheet reflects the net assets of discontinued operations separately from continuing operations beginning with the period in which each business was classified as a discontinued operation. See Note (c) below for additional information.

(b) As previously reported, Grace is a defendant in lawsuits relating to previously sold asbestos-containing products and anticipates that it will be named as a defendant in additional asbestos-related lawsuits in the future. Grace was a defendant in approximately 41,300 asbestos-related lawsuits at June 30, 1995 (65 involving claims for property damage and the remainder involving approximately 77,400 claims for personal injury), as compared to approximately 38,700 lawsuits at December 31, 1994 (65 involving claims for property damage and the remainder involving approximately 67,900 claims for personal injury). During the first half of 1995, one property damage lawsuit was settled for a total of $0.3; three new property damage lawsuits were filed; and two property damage lawsuits were dismissed. In addition, a new trial was ordered in a property damage case that had been on appeal. During the first half of 1995, approximately 900 personal injury claims against Grace were dismissed without payment and $12.5 was recorded to reflect settlements and judgments in approximately 4,600 personal injury claims.

     Based upon and subject to the factors discussed in Note 2 to Grace's consolidated financial statements for the year ended December 31, 1994, Grace has attempted to estimate its future costs to dispose of the personal injury and property damage lawsuits pending at June 30, 1995 and has determined that it is probable that such lawsuits can be disposed of for a total of $669.4, inclusive of legal fees and expenses, of which Grace has recorded $569.4 as a noncurrent liability and $100.0 as a current liability. This compares

                       W. R. Grace & Co. and Subsidiaries
                   Notes to Consolidated Financial Statements
                              (Dollars in millions)


     to the estimated liability (current and noncurrent) of $712.4 at December 31, 1994, the decrease being attributable to payments made by Grace for asbestos-related litigation, judgments, settlements and defense costs in the first half of 1995. In addition, Grace has recorded a receivable of $472.1 for the insurance proceeds it expects to receive in reimbursement for prior payments and estimated future payments to dispose of pending asbestos-related litigation. The amount of this receivable has declined from December 31, 1994 due to the net insurance proceeds received during the first half of 1995.

     In the first half of 1995, Grace received a total of $156.4 pursuant to settlements with certain insurance carriers in reimbursement for amounts previously paid and to be paid by Grace in connection with asbestos-related litigation; of this amount, $110.0 was received pursuant to settlements entered into in 1993 and 1994, which had been classified as notes receivable in the financial statements.

     Grace continues to be involved in litigation with certain of its insurance carriers, including an affiliated group of carriers that had agreed to a settlement and had made a series of payments under that agreement in 1993. The group of carriers subsequently notified Grace that it would no longer honor the agreement (which had not been executed) due to a September 1993 decision by the U.S. Court of Appeals for the Second Circuit that had the effect of reducing the amount of insurance coverage available to Grace with respect to asbestos property damage litigation and claims. Grace initiated action to enforce the settlement agreement (which involves approximately $226.0 of the asbestos-related receivable of $472.1 at June 30, 1995) in connection with the settlement of a property damage case pending in the U.S. District Court for the Eastern District of Texas. The District Court held the agreement to be enforceable, and this ruling has been affirmed by the U.S. Court of Appeals for the Fifth Circuit (which has also denied a request by the group of carriers for a rehearing). Grace anticipates that the group of carriers will seek a review of this ruling by the U.S. Supreme Court. Based on this ruling, the group of carriers paid Grace $13.9 in the second quarter of 1995, representing the carriers' portion of the settlement in the underlying property damage case. Grace has demanded that the group of carriers pay the amounts due under the settlement agreement with respect to property damage cases in other jurisdictions and will initiate legal action if payment is not received in a reasonable time.

     Grace's ultimate exposure in respect of its asbestos-related lawsuits and claims will depend on the extent to which its insurance will cover damages for which it may be held liable, amounts paid in settlement and litigation costs. As previously reported, the May 1994 decision of the U.S. Court of Appeals for the Second Circuit limited the amount of insurance coverage available with respect to property damage lawsuits and claims. Because Grace's insurance covers both property damage and personal injury lawsuits and claims, the May 1994 decision has had the concomitant effect of reducing the insurance coverage available with respect to Grace's personal injury lawsuits and claims. However, in Grace's opinion, it is probable that recoveries from its insurance carriers, along with other funds, will be available to satisfy the property damage and personal injury lawsuits and claims pending at June 30, 1995. Consequently, Grace believes that the resolution of its pending asbestos-

                       W. R. Grace & Co. and Subsidiaries
                   Notes to Consolidated Financial Statements
                              (Dollars in millions)

     related litigation will not have a material adverse effect on its consolidated results of operations or financial position.

     For additional information, see Note 2 to the consolidated financial statements in the Company's 1994 Annual Report on Form 10-K.

(c) As discussed in Note (a) above, Grace has classified its health care segment as a discontinued operation.

     Summary results of operations for the health care segment are as follows:


                                       Three Months Ended   Six Months Ended
                                             June 30,            June 30,
                                       ------------------   ----------------
                                          1995     1994       1995       1994
                                         ------   ------    --------    ------
    Sales and revenues                   $523.5   $454.0    $1,015.3    $855.4
                                         ------   ------    --------    ------
                                         ------   ------    --------    ------

    Income from discontinued operations
       before income taxes               $ 60.1   $ 54.4    $  104.1    $ 97.0
    Provision for income taxes             26.4     24.6        45.8      43.8
                                         ------   ------    --------    ------
    Income from discontinued operations  $ 33.7   $ 29.8    $   58.3    $ 53.2
                                         ------   ------    --------    ------
                                         ------   ------    --------    ------

     The net operating income of the health care segment reflects the allocation of Grace's health care related research expenses and an allocation of Grace's interest expense based on a ratio of the net assets of the health care segment as compared to Grace's total debt and equity capital. Interest expense allocated to the discontinued health care segment was $21.6 and $13.3 for the second quarters of 1995 and 1994, respectively, and $41.7 and $23.8 for the six months ended June 30, 1995 and 1994, respectively. Taxes have been allocated to the health care segment as if it were a stand-alone taxpayer; however, these allocations are not necessarily indicative of the results of the health care segment in the future on a stand-alone basis.

     Minority interest consists of a limited partnership interest in Grace Cocoa Associates, L.P. (LP). LP's assets consist of Grace Cocoa's worldwide cocoa and chocolate business, long-term notes and demand loans issued by various Grace entities and guaranteed by the Company and its principal operating subsidiary, and cash. LP is a separate and distinct legal entity from each of the Grace entities and has separate assets, liabilities, business functions and operations. For financial reporting purposes, the assets, liabilities, results of operations and cash flows of LP are included in Grace's consolidated financial statements as a component of discontinued operations, and the outside investors' interest in LP is reflected as a minority interest. The intercompany notes held by LP are eliminated in preparing the consolidated financial statements and, therefore, have not been classified as pertaining to discontinued operations.

                       W. R. Grace & Co. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (Dollars in millions)


     The net assets, excluding intercompany assets, of Grace's cocoa business and other discontinued operations (classified as current assets) and Grace's health care segment (classified as noncurrent assets) included in the consolidated balance sheet at June 30, 1995, are as follows:


                                                                       Sub-    Health
                                              Cocoa       Other       Total     Care        Total
                                              -----       -----       -----    -------      ------
     Current assets                           $376.2     $  17.5      $393.7  $  583.2    $  976.9
     Properties and equipment, net             190.8        32.4       223.2     358.1       581.3
     Investments in and advances to
        affiliated companies                     -          43.0        43.0       -          43.0
     Other assets                               52.2        20.3        72.5     931.3     1,003.8
                                            --------     -------     -------  --------     -------
        Total assets                          $619.2     $ 113.2      $732.4   1,872.6    $2,605.0
                                            --------     -------     -------  --------     -------

     Current liabilities                      $276.2     $  10.8      $287.0  $  307.7    $  594.7
     Other liabilities                          95.6         9.8       105.4     164.4       269.8
                                            --------     -------     -------  --------     -------
          Total liabilities                   $371.8     $  20.6      $392.4  $  472.1    $  864.5
                                            --------     -------     -------  --------     -------
          Net assets                          $247.4     $  92.6      $340.0  $1,400.5    $1,740.5
                                            --------     -------     -------  --------     -------
                                            --------     -------     -------  --------     -------


(d)  Inventories consist of:


                                                June 30,  December 31,
                                                 1995       1994 (i)
                                             -----------  ------------
     Raw and packaging materials                $149.6     $129.8
     In process                                   93.1       75.3
     Finished products                           323.2      352.2
                                                 -----     ------
                                                 565.9      557.3
     Less:  Adjustment of certain inventories
     to a last-in/first-out (LIFO) basis         (44.3)     (43.1)
                                                ------     ------
        Total Inventories                       $521.6     $514.2
                                                ------     ------
                                                ------     ------

          (i) Inventories at December 31, 1994 include $92.4 relating to the health care segment.

(e) Earnings per share are calculated on the basis of the following weighted average number of common shares outstanding:

                           Three Months Ended June 30:
                                1995 - 95,116,000
                                1994 - 93,933,000
                            Six Months Ended June 30:
                                1995 - 94,629,000
                                1994 - 93,842,000